Exhibit 10.14

Amendment No. 2 to James D. Small’s Employment Agreement

This Amendment No. 2 (the “Amendment”), dated as of August 3, 2016 (the “Effective Date”), is between Overseas Shipholding Group, Inc. (the “Company”) and James D. Small (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement, dated February 13, 2015 and as amended as of March 30, 2016 (the “Employment Agreement”).

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in accordance with Section 13(c) thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Section 3(d) is hereby amended to remove any reference to Section 6(a).

2.	Section 6(a) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

(a)	Without Cause or for Good Reason

In the event of the Executive’s Separation from Service due to termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive the amounts or benefits described in paragraphs (A), (B), (C) and (D) below at the times specified below, and, except for (x) any vested benefits under any tax-qualified pension plans of the Company and (y) continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(A)       Accrued Payments. Within thirty (30) days following the Date of Separation from Service, (w) any Base Salary earned by the Executive but not paid through the Date of Separation from Service; (x) any Annual Bonus earned by the Executive but not paid through the Date of Separation from Service; (y) the Executive’s accrued but unused vacation pay through the Date of Separation from Service; and (z) any Business Expenses not reimbursed as of the Date of Separation from Service (the amounts described in (w) through (z), together, the “Accrued Payments”);

(B)       Salary Continuation. Salary continuation payments paid in accordance with the Company’s standard payroll practices at the same rate as the Executive’s then-current annual Base Salary for a period of 24 months measured from the day of the Executive’s Date of Separation from Service (such period, the “Severance Period” and such payments, the “Salary Continuation Payments”), provided that the initial Salary Continuation Payment shall be made on the first payroll date following the expiration of the Release Period (as defined below) and shall include the Salary Continuation Payments that would have been otherwise due prior thereto.

(C)       Separation Payment. In accordance with the Company's standard payroll practices, a lump sum payment in the amount set forth below opposite the year in which the Date of Separation from Service occurs (the “Separation Payment” and together with the Salary Continuation Payments, the “Severance Benefits”), provided that the Separation Payment shall be made on the first payroll date following the expiration of the Release Period (as defined below):

Year	Separation Payment
2016	$1,345,832
2017	$1,337,499
2018	$1,091,666
2019 and beyond	$950,000

(D)       Vesting of Equity Awards. All (i) Option Shares, (ii) RSUs and (iii) other equity-based grants or cash in lieu of grants, in the case of (ii) and (iii) that vest solely based upon the continued provision of services and without regard to any performance criteria, in any case granted to the Executive and outstanding and to the extent not otherwise vested, shall be vested as of the Date of Separation from Service in the event of termination of the Executive without Cause or by the Executive for Good Reason, or by reason of death or Disability (the “Accelerated Vesting”).

3.	Section 6(d) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

(d)	Release

Notwithstanding anything to the contrary in this Agreement, the Severance Benefits shall be paid to the Executive subject to the condition that (i) the Executive has delivered to the Company an executed copy of a waiver and general release of claims (the “Release”) in a form acceptable to the Company, and that such Release has become effective, enforceable and irrevocable in accordance with its terms, not later than 30 days after the Date of Separation from Service (the “Release Period”) and (ii) the Executive complies with the covenants set forth in Section 8 of this Agreement (the “Restrictive Covenants”). In the event that the thirtieth day after the Date of Separation from Service occurs in the calendar year following the year that includes the Date of Separation from Service, no Severance Benefits that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid until the first day of the calendar year following the year that includes the Date of Separation from Service, and any Severance Benefits that would otherwise have been paid prior to such date shall be paid as soon as practical after such date.

4.	Except as provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

James D. Small

Overseas Shipholding Group, Inc.

Name:

Title:

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